UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to sec. 240.14a-12

CORNERSTONE HEALTHCARE PLUS REIT, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cornerstone Healthcare Plus REIT, Inc.
1920 Main Street, Suite 400
Irvine, CA  92614

Proxy Statement and
Notice of Annual Meeting of Stockholders
To Be Held May 12, 2011

Dear Stockholder:

We cordially invite you to attend the 2011 annual meeting of stockholders of Cornerstone Healthcare Plus REIT, Inc., to be held on Thursday, May 12, 2011, at 10:00 a.m. local time at our corporate offices located at 1920 Main Street, Suite 400 in Irvine, California.  Directions to the annual meeting can be obtained by calling (877) 805-3333 or visiting www.crefunds.com.

We are holding this meeting to:

1.	Elect seven directors to hold office for one-year terms expiring in 2012.
The Board of Directors recommends a vote FOR each nominee

2.	Approve the following proposed amendments to our charter:

a.	Amendments to the definition of independent director in our charter;
b.	Amendments to the charter provision relating to the issuance of preferred stock;
c.	Amendments to the charter provision relating to acquisition fees;
d.	Amendments to the charter provision relating to the approval of acquisitions;
e.	Amendments to the charter provision relating to limitations on sales to affiliates;
f.	Amendments to the charter provision relating to limitations on joint venture;
g.	Amendments to the charter provision relating to limitations on other transactions involving affiliates;
h.	Amendments to the charter provision relating to limitations on loans;
i.	Amendments to the charter provision relating to access to our stockholder list; and
j.	Amendments to the charter provision relating to roll-up transactions.
The Board of Directors recommends a vote FOR each charter amendment

3.	Approve, by a non-binding advisory vote, the compensation paid to our named executive officers.
The Board of Directors recommends a vote FOR the compensation paid to our named executive officers

4.	Select, by a non-binding advisory vote, the frequency at which the stockholders will be asked to approve, by a non-binding advisory vote, the compensation paid to our named executive officers.
The Board of Directors recommends a vote for a frequency of 3 YEARS as the desired frequency for a stockholder vote on executive compensation

5.	Attend to such other business as may properly come before the meeting and any adjournment or postponement thereof.

Your board of directors has selected March 2, 2011 as the record date for determining stockholders entitled to vote at the meeting.

The proxy statement, proxy card and our 2010 annual report to stockholders are being mailed to you on or about March 25, 2011.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible.  Stockholders have the following three options for submitting their votes by proxy: (1) via the internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

Your vote is very important!  Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2011:

Our proxy statement, form of proxy card and 2010 annual report to stockholders are also available at
https://www.proxy-direct.com/cre22439

Thank you for your support of Cornerstone Healthcare Plus REIT.

Sincerely,

March __, 2011	Terry G. Roussel
Irvine, California	President and Chief Executive Officer

CORNERSTONE HEALTHCARE PLUS REIT, INC.
1920 Main Street, Suite 400
Irvine, California  92614

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2011

We are providing these proxy materials in connection with the solicitation by the board of directors of Cornerstone Healthcare Plus REIT, Inc. (“Cornerstone Healthcare Plus REIT,” “we,” or “us”), a Maryland corporation, of proxies for use at the 2011 annual meeting of stockholders to be held on May 12, 2011, at 10:00 a.m. local time at our executive offices, 1920 Main Street, Suite 400, Irvine, California  92614, and at any adjournment or postponement thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

This proxy statement, form of proxy and voting instructions are first being mailed or given to stockholders on or about March 25, 2011.

Stockholders Entitled to Vote

Holders of our common stock at the close of business on March 2, 2011 (the “Record Date”) are entitled to receive notice of and to vote their shares at the annual meeting.  As of the Record Date, there were 12,531,791 shares of our common stock outstanding.  Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD:

For those stockholders with internet access, we encourage you to vote via the internet, since it is quick, convenient and provides a cost savings to the company.  When you vote via the internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted.  For further instructions on voting, see the enclosed proxy card.  Internet voting is permitted under Maryland law by Section 2-507(c)(3) of the Maryland General Corporation Law.  Alternatively, you may simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

Voting by proxy will not limit your right to vote at the annual meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

All proxies that have been properly authorized and not revoked will be voted at the annual meeting.  If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted FOR the election of each of the seven nominees named herein, FOR each of the proposals to amend our charter, FOR the approval of the compensation of our named executive officers, 3 YEARS as the desired frequency for a stockholder vote on executive compensation and, if any other business properly comes before the stockholders for a vote at the annual meeting, your shares will be voted in the discretion of the holders of the proxy.

Your vote is important. You can save the expense of a second mailing by voting promptly.

Required Vote

The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum.  If a share is represented for any purpose at the annual meeting, it is deemed to be present for quorum purposes and for all other purposes as well.  A stockholder may withhold his or her vote in the election of directors or abstain with respect to each other item submitted for stockholder approval.  Withheld votes and abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum.  Withheld votes in the election of directors and abstentions in all other items submitted for stockholder approval will not be counted as votes cast.

Election of Directors.  A majority of the votes present in person or by proxy at the meeting is required for the election of the directors.  This means that a director nominee needs to receive more votes for his election than against his election in order to be elected to the board.  Because of this majority vote requirement, withhold votes will have the effect of a vote against each nominee for director.  As described in more detail below, broker non-votes will also have the effect of a vote against each nominee for director.

Proposals to Amend Our Charter.  The affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote on the proposals is required to approve the amendments to our charter.  Abstentions and broker non-votes will have the same effect as votes against the proposals to amend our charter.

Advisory Vote on the Compensation Paid to Our Named Executive Officers. The affirmative vote of a majority of the total votes cast at the annual meeting for or against this proposal is required to approve the compensation paid to our named executive officers. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this matter.

Advisory Vote on the Selection of Frequency for the Advisory Vote on the Compensation Paid to Our Named Executive Officers. The selection of the frequency of the advisory vote on the compensation paid to our named executive officers will be decided by a plurality of the votes cast for the frequency periods available. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this matter.

Other Matters.  Our board of directors does not presently intend to bring any business before the annual meeting other than the proposals that are identified in the Notice of Annual Meeting of Stockholders, and discussed in this proxy statement.  If other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you.  As of the date of this Proxy Statement, we did not know of any other matters to be raised at the annual meeting.

Broker Non-Votes

A broker that holds shares in “street name” generally has the authority to exercise its discretion and vote on routine items when it has not received instructions from the beneficial owner.  A broker that holds shares in “street name” does not have the authority to vote on non-routine items when it has not received instructions from the beneficial owner. Votes for the election of directors, the proposals to amend our charter, the advisory vote on the compensation paid to our named executive officers and the advisory vote on the selection of the frequency of the advisory vote on the compensation paid to our named executive officers are considered non-routine matters, therefore, absent your instructions, a broker that holds your shares in “street name” will not be permitted to vote your shares in the election of any nominee for director.  If the broker returns a properly executed proxy, the shares are counted as present for quorum purposes.  If a broker returns a properly executed proxy, but crosses out non-routine matters for which you have not given instructions (a so-called “broker non-vote”), the proxy will have the same effect as a vote AGAINST the election of each of the seven nominees named herein and the proposals to amend our charter.

Revocation of Proxies

You can revoke your proxy at any time before it is voted at the annual meeting by:

•	providing written notice of such revocation to our corporate secretary;

•	signing and submitting a new proxy card with a later date;

•	authorizing a new proxy by telephone or Internet (only your latest proxy is counted); or

•	voting your shares in person at the annual meeting.

Proxy Solicitation

The solicitation of proxies for the annual meeting will be made primarily by mail. However, if necessary to ensure satisfactory representation at the annual meeting, we may also solicit proxies by telephone or in person.  We have engaged Computershare Fund Services to assist with the solicitation of proxies in conjunction with the annual meeting.  We anticipate that the aggregate fees for these services will be approximately $20,000.  However, the exact cost will depend on the amount and types of services rendered.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.  Our officers and regular employees of our advisor or its affiliates may also solicit proxies, but they will not be specifically compensated for these services.  The costs of the proxy solicitation will be borne by us.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors currently consists of eight members, six of whom (William Bloomer, Romeo Cefalo, Barry Chase, Steven Pearson, Ronald Shuck, and James Skorheim) have been determined by the board of directors to be “independent” as that term is defined under our charter, the NASDAQ rules and the rules of the SEC.  The board of directors has proposed the following nominees for election as directors, each to serve for a one year term ending at the 2012 annual meeting of stockholders: Terry Roussel, William Bloomer, Romeo Cefalo, Barry Chase, Steven Pearson, Ronald Shuck, and James Skorheim.  Each nominee currently serves as a director and, if reelected, will continue in office until his successor has been elected and qualified, or until his earlier death, resignation or retirement.

We expect each nominee for election as a director to be able to serve if elected.  If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board of directors chooses to reduce the number of directors serving on the board of directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES TO BE ELECTED AS DIRECTORS

The principal occupation and certain other information about the nominees are set forth below.

Terry G. Roussel, age 57, is one of the founders of the Cornerstone-related entities that commenced operations in 1989.  Mr. Roussel founded our business and has been our President and Chief Executive Officer and one of our directors since October 2006.  Mr. Roussel is the Chief Executive Officer and a Director of Cornerstone Leveraged Realty Advisors, LLC, our advisor, a position he also has held since October 2006.  Mr. Roussel is the Chief Executive Officer, a Director and the majority shareholder of Cornerstone Ventures, Inc., an affiliate of our advisor.  Since October 2004, Mr. Roussel has been the President, Chief Executive Officer and a director of Cornerstone Core Properties REIT, Inc.  He has served as Chief Executive Officer and a director of Cornerstone Realty Advisors, LLC, the advisor to Cornerstone Core Properties REIT, since July 2005.   Mr. Roussel is also the majority shareholder of Pacific Cornerstone Capital, Inc., the dealer-manager for our offering of securities.  Under Mr. Roussel’s direction, Cornerstone and its affiliates formed ten separate real estate investment funds and joint ventures.  In 1993, Cornerstone and its affiliates became managing joint venture partner with Koll Capital Markets Group, Inc., a wholly owned subsidiary of Koll Management Services, Inc. (now owned by CB Richard Ellis).

As managing partner of the above-described funds and joint ventures, Cornerstone and its affiliates were responsible for the acquisition, operation, leasing, and disposition of all jointly owned properties between Cornerstone and Koll.  In connection with acquiring properties for the account of these joint ventures, Mr. Roussel personally supervised the acquisition of each property, initiated and directed the business plan for each property, and arranged debt and equity financing for the acquisition of each property.

In 1985, Mr. Roussel started the Special Investments Group, a new division within Bank of America’s Capital Markets Group which provided real estate investment opportunities to the bank’s wealthiest private banking clients.  Between 1980 and 1985, Mr. Roussel was employed by Bateman Eichler, Hill Richards, Inc., a regional securities firm headquartered in Los Angeles, California.  In this capacity, Mr. Roussel was promoted to First Vice President and Manager of the partnership finance department where he was responsible for the due diligence and marketing of all publicly registered real estate funds offered by the firm.

Mr. Roussel graduated with honors from California State University at Fullerton in 1976 with a B.A. in Business Administration with a concentration in Accounting.  Subsequent to graduation, Mr. Roussel joined the accounting firm of Arthur Andersen & Co. as an auditor and later transferred to the tax department of Arthur Young & Co., the predecessor firm to Ernst & Young. Mr. Roussel became a Certified Public Accountant in 1979.

On December 11, 2009, Mr. Roussel and Pacific Cornerstone Capital, Inc. entered into a Letter of Acceptance, Waiver and Consent (AWC) with the Financial Industry Regulatory Authority (FINRA) relating to alleged rule violations. The AWC set forth FINRA’s findings that Pacific Cornerstone Capital and Mr. Roussel had violated conduct rules in connection with private placements conducted by Pacific Cornerstone Capital during the period from January 1, 2004 through May 30, 2009. Without admitting or denying the allegations and findings against them, Pacific Cornerstone Capital and Mr. Roussel consented in the AWC to various findings by FINRA, which allege that they violated NASD and FINRA rules relating to communications with the public (NASD Rule 2210); supervision (NASD Rule 3010), and standards of commercial honor and principles of trade (FINRA Rule 2010, formerly NASD Rule 2110).  FINRA’s allegations, in sum, focus on claimed material misstatements and omissions with respect to certain performance targets used in connection with the private placements.  Pacific Cornerstone Capital consented to a censure and fine of $700,000. Mr. Roussel consented to a fine of $50,000, suspension from association with a FINRA member in all capacities for 20 business days, and suspension from association with a FINRA member firm in a principal capacity for an additional three months

For the following reasons, the board concluded that Mr. Roussel should serve as a director.  As the chief executive officer and president of the company, Mr. Roussel is the only officer of the company to sit on the board of directors.  As such, Mr. Roussel is well positioned to provide essential insight and guidance to the board of directors from an inside perspective of the day-to-day operations of the company.  Furthermore, as one of the founders of the Cornerstone-related entities in 1989, Mr. Roussel brings critical and extensive experience in sponsoring real estate investment programs and in supervising all phases of their operations, including capital raising, property acquisition, financing, operation, leasing, asset management and disposition. His experience with complex financial and operational issues in the real estate industry, as well as his strong leadership ability and business acumen make him critical to proper functioning of the board of directors.

William A. Bloomer, age 78, is one of our independent directors.  Brigadier General Bloomer (U.S. Marine Corps, Retired) has been the Chairman of the Board of Ironhawk Technologies, Inc. (formerly Integrated Data Corporation) since 2003.   Ironhawk is a software development company providing the United States military with highly specialized, customizable software solutions.  General Bloomer was Chairman of the Board of Trustees for the Emporia State University Foundation from 2007 to 2009 and prior to that, was the Chairman of the Finance Committee for the University’s Foundation.  From 1986 to 1990 General Bloomer was a director of the RNC Mutual Fund Group, a group of publicly-held mutual fund companies.  From 1986 to 1992 General Bloomer was a director of the RNC Liquid Assets Fund, a publicly-held mutual fund, serving as the Chairman of its board of directors from 1990 to 1992.  General Bloomer has held numerous civic leadership positions with the City of Irvine, California, serving as public safety commissioner from 1986 to 1989, finance commissioner from 1989 to 1990 and as a city council member from 1990 to 1993.  A highly decorated veteran, General Bloomer retired from 31 years of active military duty, where he was last the commanding general of the Marine Corps Air Station, El Toro and the commander of Marine Corps Air Bases, Western Area.  General Bloomer received a Bachelor of Science in Education, with teaching fields in Mathematics and Physics from Emporia State University in Emporia, Kansas.  He earned his Master of Science in Management from Rensselaer Polytechnic Institute at Troy, NY.

For the following reasons, the board concluded that General Bloomer should serve as a director.   The vast leadership, management and strategic planning experience that General Bloomer has developed through 31 years of active duty service in the U.S. Marine Corps and in subsequent civic capacities are valuable assets to the board of directors.  In addition, General Bloomer’s strong financial oversight background in the mutual fund industry has provided him with the requisite corporate finance and accounting skills to serve as a member of our audit committee.

Romeo R. Cefalo, age 61, is one of our independent directors.  From 2004 to 2006, Mr. Cefalo was Executive Vice President of Real Estate, Construction and New Store Development for Albertsons Inc.  He was responsible for managing Albertson’s real estate operation and $1.5 billion annual capital budget.   From 2001 to 2004, Mr. Cefalo was Executive Vice President of Operations for Albertsons.  His responsibilities included managing growth planning sales and earnings and capital budgets.  Mr. Cefalo received his Master of Business Administration from New Hampshire College in 1984.

For the following reasons, the board concluded that Mr. Cefalo should serve as a director.  In addition to his management experience, Mr. Cefalo’s specific knowledge of commercial real estate and related investment and financing activities position him very well to provide the board of directors with valuable industry-specific insight and experience.

Barry A. Chase, age 55, is one of our independent directors. He has been actively involved in the real estate industry since 1980.  Mr. Chase is the Co-Founder and Managing Principal of AVP advisors, a real estate investment management firm for institutional investors. From 2004 to present, Mr. Chase has worked for AVP advisors. From 2002 to 2003, Mr. Chase was a Principal of Platinum Capital advisors, and from 1998 to 2002, he was the Executive Vice President and the President of Koll Development Company’s Western Division, where he developed more than nine million square feet of office, industrial, retail and mixed-use projects.

Prior to joining the Koll Development Company, Mr. Chase held executive level positions with several nationally recognized real estate companies.  He served as the President of Cushman Investment and Development Company, and the Executive Vice President, General Counsel and member of the Board of Directors of Cushman Realty Corporation and as the Executive Vice President — Acquisitions of CT Realty Corporation.  Mr. Chase began his real estate career with Sunrise Investment, Inc.  As Executive Vice President and General Counsel of Sunrise, Mr. Chase was in charge of property acquisitions/dispositions and capital raising for the firm’s real estate private placements.  Mr. Chase attended California State University, Northridge and received his J.D. Degree from the University of San Fernando. He is an inactive member of the California State Bar.

For the following reasons, the board concluded that Mr. Chase should serve as a director. Mr. Chase brings to the board of directors demonstrated management ability at senior levels as well as extensive relevant experience in the commercial real estate industry.  Mr. Chase’s legal background provides our board with leadership and consensus-building skills on a variety of matters, including corporate governance.

Steven M. Pearson, age 63, is one of our independent directors. He is the Executive Vice President and Chief Strategy Officer for DAUM Commercial Real Estate.  Mr. Pearson has been with DAUM since June 1997 and serves as a key executive responsible for the planning and execution of the company’s growth initiatives.  Prior to his affiliation with DAUM, from July 1991 through May 1997, Mr. Pearson served as Senior Vice President of Coldwell Banker Commercial Affiliates, where he oversaw the design, development, and delivery of all commercial resources for Coldwell Banker.

Mr. Pearson’s background includes 15 years with CB Commercial in Denver, San Francisco and Newport Beach. During his tenure in Denver he was active in the local chapter of the National Association of Industrial and Office Parks (NAIOP) and served as a market expert for several Urban Land Institute (ULI) functions. In San Francisco, Mr. Pearson was a vice president for Coldwell Banker Investment Banking Services.  In this capacity, he focused on the analysis of recapitalization or disposition of larger real estate assets or asset portfolios of institutional owners - primarily industrial and office portfolios in Denver and Southern California. In Newport Beach, Mr. Pearson worked as an investment specialist focusing primarily on the analysis and sale of mid-sized institutional property for insurance companies, Savings and Loans, and the RTC.  Mr. Pearson earned his Bachelor of Arts in Psychology from Stanford University and earned his MBA in Marketing and Finance from the University of Colorado.

For the following reasons, the board concluded that Mr. Pearson should serve as a director. Mr. Pearson brings to the board over 34 years of diverse experience in commercial real estate, including experience in the areas of investment banking, brokerage, management and financing.  His extensive understanding of these aspects of industry provide the board with an invaluable resource for assessing and managing risks and planning corporate strategy In addition Mr. Pearson, provides an important perspective for the board’s discussions regarding our capital and liquidity needs.

Ronald Shuck, age 62, is one of our independent directors. Mr. Shuck has been a shareholder with Moore Stephens Lovelace, P.A, (MSL), an accounting firm, for the past 22 years.  Mr. Shuck has been providing services to the senior housing and care industry for over 30 years.  His comprehensive financial experience in the healthcare industry includes consulting with clients on corporate governance, strategic planning, market risk and compiling and examining financial forecasts and projections.  Mr. Shuck has written articles pertaining to senior housing and care that have been published in the various publications including Wall Street Journal and Forbes Magazine.  Mr. Shuck received his Bachelor of Science in Accounting from Kent State University and his Masters in Accounting from the University of Central Florida.  Mr. Shuck also serves on the Board of Directors for the Florida Retirement Housing Council.

For the following reasons, the board concluded that Mr. Shuck should serve as a director. Mr. Shuck brings a key combinations of skills overlapping the healthcare and real estate industries.  His background and expert knowledge in the areas of corporate governance, risk assessment and strategic planning are key assets to the board of directors. In addition, Mr. Shuck’s strong accounting credentials provide him with the skills and knowledge to serve effectively on our audit committee.

James M. Skorheim, age 59, is one of our independent directors. He is a CPA, an attorney at law, a Certified Valuation Analyst, a Certified Fraud Examiner and a Certified Forensic Accountant. Since 2005, he has served as a Principal of the firm Skorheim & Associates, an accountancy corporation specializing in financial analysis and valuation in relation to commercial damages and losses.  From 2000 to 2005, Mr. Skorheim was a partner in the certified public accounting and business consulting firm of Moss Adams, LLP. Prior to that, he was a partner of Coleman & Grant and Deloitte & Touche LLP.

Mr. Skorheim has testified in over one hundred business litigation cases at both the federal and state levels on a variety of business and financial issues. He has also served as a mediator, arbitrator and accounting neutral in numerous matters. His professional background and experience includes the handling of accounting, tax, financial and estate planning, business consulting, business valuation, risk management and commercial insurance claims services for both small and Fortune 500 companies and their owners and executives. Mr. Skorheim is a frequent lecturer on commercial damages and other financial topics. Mr. Skorheim has substantial experience with real estate operation and investment. Mr. Skorheim serves as chairman of our audit committee.

For the following reasons, the board concluded that Mr. Skorheim should serve as a director. Mr. Skorheim is an experienced forensic accountant and certified valuation analyst with the requisite skills necessary to lead our audit committee. His background in financial analysis and his substantial experience in commercial real estate investment and operations makes him a critical asset, both on our board of directors in general and as the chairman of our audit committee. Mr. Skorheim’s positions have provided him with a wealth of knowledge in dealing with a broad range of financial and accounting matters.

Board Leadership Structure

Our company is led by Mr. Terry Roussel, who has served as our president, chief executive officer and chairman of our board of directors since our inception in 2006.  Our board of directors is comprised of Mr. Roussel, Mr. Sinton and six independent directors.  Our board composition and the corporate governance provisions set forth in our charter ensure strong oversight by independent directors.  Each of the four standing committees of our board of directors is chaired by an independent director and our audit, compensation and independent directors committees are comprised entirely of independent directors.  Although the board of directors has not established a policy, one way or the other, on whether the role of the chairman and chief executive officer should be separated, in practice the board of directors has found that having a combined chairman and chief executive officer role allows for more productive board meetings.  As chairman of the board of directors, Mr. Roussel is responsible for chairing board meetings and meetings of shareholders, setting the agendas for board meetings and providing information to the other directors in advance of meetings and between meetings.  Mr. Roussel’s direct involvement in the company’s operations makes him best positioned to lead strategic planning sessions and determine the time allocated to each agenda item in discussions of our short- and long-term objectives.  As a result, the board of directors currently believes that maintaining a structure that combines the roles of the chairman and chief executive officer is the appropriate leadership structure for our company.  We do not currently have a policy requiring the appointment of a lead independent director.

The Role of the Board of Directors in our Risk Oversight Process

Management is responsible for the day-to-day management of risks the company faces, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. The entire board regularly reviews information regarding the company’s liquidity, credit, operations and regulatory compliance, as well as the risks associated with each. The audit committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements.  The independent directors committee manages risks associated with the independence of the board of directors and potential conflicts of interest involving our sponsor and its affiliates. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks as well as through regular reports directly from officers responsible for oversight of particular risks within the company.

Director Independence

Our charter contains detailed criteria for determining the independence of our directors and requires a majority of the members of our board of directors to qualify as independent. The board of directors consults with our legal counsel to ensure that the board’s independence determinations are consistent with our charter and applicable securities and other laws and regulations.  Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Cornerstone Healthcare Plus REIT, our senior management and our independent registered public accounting firm, the board of directors has determined that the majority of our board of directors is comprised of independent directors.  Furthermore, although our shares are not listed on a national securities exchange, a majority of the members of our board of directors, and all of the members of our audit committee, independent directors committee and compensation committee are independent under the rules of the NASDAQ stock market.

Nomination of Candidates for Director Positions

Nomination Process

We have determined that we are better served by generally having the full board of directors review director nominations.  Therefore, we have no nominating committee; however, pursuant to our charter, our independent directors are responsible for nominating all replacements for vacancies resulting from the departure of independent directors.  The full board of directors participates in the consideration of all other director nominees.  Specifically, the board of directors identifies nominees by first evaluating the current members of the board willing to continue in service.  Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination.  If any member of the board of directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the board of directors identifies the desired skills and experience of a new nominee, if the board of directors determines that it is appropriate to replace the retiring member.  The board of directors believes that potential directors should possess sound judgment, understanding of the business issues affecting us, integrity and the highest personal and professional ethics.  In searching for potential nominees, the board of directors (or the independent directors, if the nomination is for a vacant independent director position) seek directors who have extensive relevant business, management and civic experience appropriate for assisting the board of directors to discharge its responsibilities.  In the case of both incumbent and new directors, the board of directors seeks persons who are able to devote significant time and effort to board and committee responsibilities.  In addition, when selecting new nominees for director positions, the board of directors seeks to develop and maintain a board that, as a whole, is strong in its collective knowledge and has a diversity of skills, background and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, industry knowledge and corporate governance.

The board of directors will consider recommendations made by stockholders for director nominees who meet the criteria set forth above.  In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials.  See “Stockholder Proposals” below.

Meetings of the Board of Directors and Committees

During the fiscal year ended December 31, 2010, the board of directors met 18 times and took action by unanimous written consent three times.  During 2010, each of our directors attended at least 89% of the total number of meetings of the board of directors. In addition, each director attended at least 75% of the total number of meetings of any committee on which he served during 2010.  We encourage our directors to attend our annual meetings of stockholders and six were present telephonically or in person at our 2010 annual meeting of stockholders.  Our entire board of directors considers all major decisions concerning our business, including any property acquisitions.  However, our board of directors has established committees so that certain functions can be addressed in more depth than may be possible at a full board meeting.  The board of directors has established four permanent committees: the audit committee, the independent directors committee, the compensation committee and the investment committee.

Audit Committee

The audit committee selects the independent public accountants to audit our annual financial statements, reviews the plans and results of the audit engagement with the independent public accountants, approves the audit and non-audit services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.  The current members of the audit committee are James Skorheim (Chairman), William Bloomer and Ronald Shuck. The board of directors has determined that James Skorhiem satisfies the SEC’s requirements for an “audit committee financial expert.”  During the fiscal year ended December 31, 2010, the audit committee met four times. The audit committee has adopted a charter, which is included as Appendix A to the proxy materials relating to our 2010 annual meeting of stockholders.

Independent Directors Committee

In order to reduce or eliminate certain potential conflicts of interest, a majority of our independent directors, that is, the directors who are not affiliated with our advisor, approves all transactions between us and our advisor or its affiliates.  See “Certain Transactions with Related Persons” below for a discussion of the transactions considered and approved by our independent directors committee since the beginning of 2010.  Our independent directors are authorized to retain their own legal and financial advisors at our expense and are empowered to act on any matter permitted under Maryland law provided that a majority of our independent directors first determine that the matter at issue is such that the exercise of independent judgment by our advisor could reasonably be compromised.  Any conflict-of-interest matters that cannot be delegated to a committee under Maryland law must be acted upon by both the board of directors and a majority of our independent directors.  During the fiscal year ended December 31, 2010, the independent directors committee met seven times.  The current members of the independent directors committee are William Bloomer (Chairman), Romeo Cefalo, Barry Chase, Steven Pearson, Ronald Shuck and James Skorhiem.

Compensation Committee

Our compensation committee discharges the board’s responsibilities relating to compensation of our executives.  The compensation committee administers the granting of stock options to our advisor, selected employees of our advisor and its directors, officers and affiliates based upon recommendations from our advisor and sets the terms and conditions of such options in accordance with our Employee and Director Incentive Stock Plan, which we describe further below.  Our compensation committee also has authority to amend the Employee and Director Long-Term Incentive Plan or create other incentive compensation and equity-based plans.  The current members of the compensation committee are Romeo Cefalo (Chairman), William Bloomer and James Skorheim. Because (i) we currently have no employees, (ii) our executives officers do not receive compensation directly from us, and (iii) grants under the Employee and Director Long-Term Incentive Plan are currently suspended, the compensation committee did not meet during the fiscal year ended December 31, 2010.   The compensation committee has adopted a charter, which was included as Appendix B to the proxy materials relating to our 2009 annual meeting of stockholders.

Investment Committee

Our investment committee’s basic responsibility is to review the real estate investments proposed to be made by us, including investments in real estate through joint ventures, and to confirm that the real estate investments selected by our management are consistent with the investment limitations set forth in our charter and consistent with our acquisition policies, our primary investment focus, property selection criteria and conditions to closing. Our investment committee must consist of at least three directors, a majority of whom are “independent directors” as defined in our charter. During the fiscal year ended December 31, 2010, the investment committee met ten times. The current members of the investment committee are Steven Pearson, Ronald Shuck, William Sinton (Co-Chairmen), William Bloomer, Romero Cefalo, Barry Chase, Terry Roussel, and James Skorheim.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors.  Such parties can contact the board of directors by mail at: Chairperson of the Audit Committee of Cornerstone Healthcare Plus REIT, Inc., 1920 Main Street, Suite 400, Irvine, CA  92614.  The chairperson of the audit committee will receive all communications made by this means.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all members of our board of directors and our executive officers.  The Code of Business Conduct and Ethics can be accessed through our website: www.crefunds.com.  If, in the future, we amend, modify or waive a provision in the Code of Business Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website.

Executive Officers

In addition to Terry Roussel, as of March 2, 2011, the following individual currently serves as our executive officer:

Sharon C. Kaiser, age 66, joined us in October 2006 as our Chief Financial Officer. She is also the Chief Financial Officer of the Advisor to Cornerstone Core Properties REIT, Inc. and in December 2006, she became the Chief Financial Officer of Cornerstone Leveraged Realty Advisors, LLC.  Ms. Kaiser is responsible for our finance and accounting. Prior to joining the Cornerstone-related entities in July 2005, Ms. Kaiser was Director of Financial Operations for Westfield America, Inc., an owner, manager and developer of regional shopping centers and the American subsidiary of one of the largest listed retail REITs in the world.  From 1999 to 2002, Ms. Kaiser served as Chief Financial Officer of The StayWell Company, a subsidiary of Vivendi Universal, and from 1995 to 1999; she served as Chief Financial Officer and Senior Vice President of HemaCare Corporation, a publicly traded biomedical company. Her responsibilities included financial accounting and reporting, information technology, investor relations and human resources, as well as strategic planning and acqucisition due diligence and integration. Before joining HemaCare Corporation, Ms. Kaiser served as the Chief Financial Officer of a publicly-traded (AMEX) REIT sponsored by The Koll Company. She started her career with Arthur Andersen and Co., leaving as a senior manager. Ms. Kaiser holds a Bachelor of Science degree in Business Administration from the University of Southern California and has been a Certified Public Accountant since 1981.

Executive Compensation

Our executive officers do not receive compensation directly from us for services rendered to us.  Our executive officers are also officers of Cornerstone Leveraged Realty Advisors, LLC, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us.  Under the terms of the advisory agreement, our advisor is responsible for providing our day-to-day management, subject to the authority of our board of directors.  A description of the fees that we pay to our advisor and its affiliates is found under “Certain Transactions With Related Persons” below. Pursuant to the advisory agreement, we reimburse our advisor for expenses incurred on our behalf, which expenses include salary reimbursements for the portion of Mr. Roussel’s and Ms. Kaiser’s salaries and benefits allocated to us for their services to us related to our operations.

The following table shows the summary compensation reimbursements we have made to our advisor or its affiliates for the compensation of Mr. Roussel and Ms. Kaiser allocated to us for the past three years.

Name and Principal Position	Year	Salary	Bonus	Total

Terry G. Roussel	2010	283,000	-	283,000
President and Chief Executive Officer	2009	167,000	-	167,000
	2008	303,000	-	303,000

Sharon C. Kaiser	2010	190,000	-	190,000
Chief Financial Officer	2009	97,000	-	97,000
	2008	62,000	-	62,000

Director Compensation

If a director is also one of our executive officers, we do not pay any compensation for services rendered as a director.  The amount and form of compensation payable to our independent directors for their service to us is determined by our board of directors, based upon information provided by our Advisor.  Our chief executive officer, Mr. Roussel, manages and controls our Advisor, and through the Advisor, he has been involved in advising on the compensation to be paid to our independent directors.

We have provided below certain information regarding compensation paid to our directors during fiscal year 2010.

Name	Fees Earned or Paid in Cash
Terry Roussel (1)	$—
William Bloomer	$33,500
Romeo Cefalo	$30,750
Barry Chase	$30,750
Steven Pearson	$33,250
Ronald Shuck	$37,750
William Sinton	$16,250	(2)
James Skorheim	$36,750

(1)	Directors who are also our executive officers do not receive compensation for services rendered as a director.

(2)	As of June 30, 2010, Mr. Sinton ceased to be an independent director, therefore he did not receive compensation related to board and committee meetings that he attended during the latter half of 2010.

We pay each of our independent directors for attending board and committee meetings as follows:

•	$3,000 per regular board meeting attended in person or by teleconference. We expect to hold four regular board meetings per year.

•	$750 per special board meeting attended in person or by teleconference. The special board meeting fee will apply to any board meeting called by our officers that is not a regular board meeting.

•	$1,000 per committee meeting attended.

•	An additional committee chair fee of $500 per meeting for the chair of the audit committee.

•	An additional committee chair fee of $250 per meeting for the respective chairs of the compensation, investment and independent directors committees.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees.

Equity-Based Compensation

We have adopted an Employee and Director Long-Term Incentive Plan to (i) provide incentives to individuals chosen to receive share-based awards because of their ability to improve operations and increase our profits; (ii) encourage selected persons to accept or continue employment with us or our Advisor or one of our other affiliates; and (iii) increase the interest of our independent directors in our welfare through their participation in the growth in the value of our common stock. The total number of shares of common stock we have reserved for issuance under the Employee and Director Long-Term Incentive Plan is equal to 10% of our outstanding shares at any time.  No awards have been granted under the plan. In connection with the registration of our public offering, we have undertaken not to issue options to our independent directors, either pursuant to the Employee and Director Long-Term Incentive Plan or any successor plan, unless we also make options available to the public on the same terms.  We have no timetable for the grant of any awards under the Employee and Director Long-Term Incentive Plan. Our Employee and Director Long-Term Incentive Plan was approved prior to the commencement of our ongoing public offering by our board of directors and initial stockholder, Terry Roussel.

Compensation Committee Report

The compensation committee of the board of directors, which is responsible for discharging the board’s responsibilities relating to the compensation of our directors and would be expected to act upon matters of executive compensation as necessary has reviewed and discussed the executive compensation disclosure required by Item 402(b) of Regulation S-K with management and, in reliance on these reviews and discussions, the compensation committee recommended to the board of directors, and the board approved, the inclusion of the executive compensation disclosure in this Proxy Statement.

March 11, 2011	The Compensation Committee of the Board of Directors
Romeo Cefalo (Chairman), William Bloomer and James Skorheim

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is a current or former officer or employee of our company.

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth information as of March 2, 2011, regarding the beneficial ownership of our common stock by each person known by us to own 5% or more of the outstanding shares of common stock, each of our directors, each of our named executive officers, and our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 12,531,791 shares of common stock outstanding as of March 2, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Terry G. Roussel	100	*
Sharon Kaiser	—	—
Alfred J. Pizzurro	—	—
William Bloomer	2,649	*
Romeo Cefalo	—	—
Barry Chase	—	—
Steven Pearson	—	—
Ronald Shuck	—	—
William Sinton	—	—
James Skorheim	—	—
All current directors and executive officers as a group (10 persons)	2,749	*

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following March 2, 2011.  Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  None of the securities listed are pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires each director, officer and individual beneficially owning more than 10% of a registered security of us to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of us with the SEC. Based solely upon our review of copies of these reports filed with the SEC and written representations furnished to us by our officers and directors, we believe that all of the persons subject to the Section 16(a) reporting requirements filed the required reports on a timely basis with respect to fiscal year 2010.

AUDIT COMMITTEE REPORT

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of our results.  The Audit Committee has discussed significant accounting policies applied by us in our financial statements, as well as alternative treatments.  Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from us and our management, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accountant’s communications with the audit committee concerning independence.  The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with its independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from us and our management.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for its audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.  The Audit Committee has selected our independent registered public accounting firm.  The following directors, who constitute the Audit Committee, provide the foregoing report.

March 11, 2011	The Audit Committee of the Board of Directors
James Skorheim(Chairman), William Bloomer, Ronald Shuck

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Independent Registered Public Accounting Firm

Deloitte and Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) have served as our independent registered public accounting firm since October 16, 2006 (date of inception) and have audited our financial statements for the years ended December 31, 2010, 2009 and 2008.  We expect that our audit committee will engage Deloitte & Touche as our independent auditor to audit our financial statements for the year ended December 31, 2011. Our management believes that they are knowledgeable about our operations and accounting practices and are well qualified to act as our independent auditor.

One or more representatives of Deloitte & Touche are expected to be present at the annual meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table lists the fees for services rendered by Deloitte & Touche for 2010 and 2009:

Services	2010	2009
Audit Fees (1)	$414,000	$174,000
Audit-Related Fees (2)	$113,000	117,000
Tax Fees (3)	$49,000	27,000
Total	$576,000	$318,000

(1)
Audit fees billed in 2010 and 2009 consisted of the audit of our annual consolidated financial statements, a review of our quarterly consolidated financial statements, and statutory and regulatory audits, consents and other services related to filings with the SEC.

(2)	Audit-related fees billed in 2010 and 2009 consisted of statutory and regulatory audits and financial accounting and reporting consultations.

(3)	Tax services billed in 2010 and 2009 consisted of tax compliance and tax planning and advice.

The audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and the rules and regulations of the SEC which are approved by the audit committee prior to the completion of the audit.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

The independent directors committee has reviewed the material transactions between our affiliates and us  since the beginning of 2010 as well as any such currently proposed transactions. Set forth below is a description of such transactions and our policy regarding the review and approval of transactions involving affiliates.

Our Relationships with our Advisor and Dealer Manager

CIP Leveraged Fund Advisors, LLC is the sole member of our advisor, Cornerstone Leveraged Realty Advisors, LLC.  Cornerstone Ventures, Inc. is the managing member of CIP Leveraged Fund Advisors, LLC. Terry G. Roussel, our Chairman, Chief Executive Officer and President, is the Chief Executive Officer and a Director of our advisor, as well as the President, Chief Executive Officer, a Director and the majority shareholder of Cornerstone Ventures, Inc.  Mr. Roussel is also the majority shareholder of Pacific Cornerstone Capital, Inc., the dealer manager for our initial public offering.

We pay fees to our advisor for services provided to us pursuant to an advisory agreement and we pay fees and commissions to Pacific Cornerstone Capital, Inc. the dealer manager for our initial public offering pursuant to a dealer manager agreement.  The fees that we will pay to our advisor and dealer manager are summarized below.

Offering Stage Fees and Expenses:

•	Sales commissions (payable to our dealer manager) up to 7% of gross offering proceeds from our primary offering, some or all of which may be re-allowed to participating brokers.

•	Dealer manager fees (payable to our dealer manager) up to 3% of gross offering proceeds from our primary offering, some or all of which may be re-allowed to participating brokers.

•
Reimbursements to our advisor or its affiliates for organization and offering expenses (including bona fide due diligence expenses) expected to be approximately 2.12% of gross offering proceeds from our initial public offering if we raise the maximum offering, but could be as much as 3.5%.

•
During the fiscal year ended December 31, 2010, we incurred approximately $6.2 million in sales commissions and dealer manager fees, a substantial portion of which was reallowed by our dealer manager to third party broker-dealers.

•	During the year ended December 31, 2010, the advisor and its affiliates incurred on our behalf organizational and offering costs totaling approximately $1.3 million.

Acquisition and Operating Stage Fees and Expenses:

•
Property acquisition fees (payable to our advisor or its affiliates) equal to 2% of the cost of investments for acquisition, including any debt attributable to such investments.  A portion of the acquisition fee in an amount equal to 2% of gross offering proceeds is paid upon receipt of such gross offering proceeds, and the balance of the acquisition fee is paid at the time we acquire a property.

•	Reimbursement of acquisition expenses to our advisor and its affiliates.

•
Monthly asset management fees (payable to our advisor) equal to one-twelfth of 1% of the book values of our assets invested, directly or indirectly, in real estate before non-cash reserves, plus direct and indirect costs and expenses incurred by our advisor in providing asset management services, including personnel and related employment costs related to providing asset management services on our behalf and amounts paid by our advisor to Servant Investments, LLC and Servant Healthcare Investments, LLC for portfolio management services provided on our behalf.

•	Reimbursement of operating expenses including our advisor’s direct and indirect cost of providing administrative services.

•	During the fiscal year ended December 31, 2010, our advisor earned approximately $2.3 million of acquisition fees from us and incurred $1.2 million of acquisition expenses on our behalf.

•
During the year ended December 31, 2010, our advisor earned $0.6 million in asset management fees and we reimbursed our advisor for approximately $0.3 million of direct and indirect costs incurred by our advisor in providing asset management services.

•	For the year ended December 31, 2010 we reimbursed our advisor for approximately $1.2 million of operating expenses.

Listing/ Liquidation Stage Fees and Expenses:

•
Property disposition fees (payable to our advisor or its affiliates), if our advisor or its affiliates perform substantial services in connection with property sales, up to 3% of the price of the properties sold.

•
After stockholders have received cumulative distributions equal their invested capital plus cumulative, non-compounded annual returns on net invested capital, our advisor will be paid a subordinated participation in net sale proceeds ranging from a low of 5% of net sales proceeds, provided investors have earned annualized returns of 6%, to a high of 15% of net sales proceeds, if investors have earned annualized returns of 10% or more.

•
Upon termination of the advisory agreement, our advisor will receive the subordinated performance fee due upon termination, payable in the form of a promissory note. This fee ranges from a low of 5% of the amount by which the sum of the appraised value of our assets minus our liabilities on the date the advisory agreement is terminated plus total dividends (other than stock dividends) paid prior to termination of the advisory agreement exceeds the amount of invested capital plus annualized returns of 6%, to a high of 15% of the amount by which the sum of the appraised value of our assets minus our liabilities plus all prior dividends (other than stock dividends) exceeds the amount of invested capital plus annualized returns of 10% or more.

•
In the event we list our stock for trading, our advisor will receive a subordinated incentive listing fee instead of a subordinated participation in net sales proceeds. This fee ranges from a low of 5% of the amount by which the market value of our common stock plus all prior dividends (other than stock dividends) exceeds the amount of invested capital plus annualized returns of 6%, to a high of 15% of the amount by which the sum of the market value of our stock plus all prior dividends (other than stock dividends) exceeds the amount of invested capital plus annualized returns of 10% or more.

•
During the year ended December 31, 2010 we did not pay any property disposition fees, subordinated participation in net sales proceeds, subordinated termination fees due upon termination, or subordinated incentive listing fees to our advisor or its affiliates.

Other Transactions involving Affiliates

Joint Venture to Develop a Long-Term Acute Care Hospital in Rome, GA

On January 12, 2010, through a wholly-owned indirect subsidiary, we funded an investment in a joint venture along with Cornerstone Private Equity Fund Operating Partnership, LP, to which we refer herein as the Cornerstone Co-Investor, an affiliate of our sponsor that is also advised by Cornerstone Leveraged Realty Advisors, LLC, and affiliates of The Cirrus Group, an unaffiliated entity, to develop a $16.3 million free-standing medical facility on the campus of the Floyd Medical Center in Rome, Georgia.

We invested approximately $2.7 million to acquire an 83.3% equity interest in Cornerstone Rome LTH Partners LLC, to which we refer herein as the Cornerstone JV Entity.  The Cornerstone Co-Investor invested approximately $532,000 to acquire the remaining 16.7% interest in the Cornerstone JV Entity.  We generally have the authority to direct and control the business of the Cornerstone JV Entity; however, under the terms of the operating agreement for the Cornerstone JV Entity, certain major decisions regarding the business of the Cornerstone JV Entity require the unanimous approval of us and the Cornerstone Co-Investor.  The Cornerstone JV Entity contributed approximately $3.2 million of capital to acquire a 90% limited partnership interest in Rome LTH Partners, LP to which we refer herein as the Rome Joint Venture.  Three affiliates of The Cirrus Group, which we refer to collectively as the Cirrus Limited Partners, contributed an aggregate of approximately $354,000 to acquire an aggregate 9.5% limited partnership interest in the Rome Joint Venture.  A fourth affiliate of The Cirrus Group acts as the general partner and holds the remaining 0.5% interest in the Rome Joint Venture. We refer to this entity herein as the Cirrus General Partner and, collectively with the Cirrus Limited Partners, the Cirrus Partners.   As a result of the structure described above, we hold an approximately 75% indirect equity interest in Rome Joint Venture, the Cornerstone Co-Investor holds an approximately 15% indirect equity interest and the Cirrus Partners hold the remaining 10% equity interest.

Our Policy regarding Transactions with Affiliates

Our charter requires our independent directors committee to review and approve all transactions involving our affiliates and us.  Prior to entering into a transaction with an affiliate that is not covered by our advisory agreement with our advisor, a majority of the independent directors committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. Furthermore, our independent directors committee must review at least annually our fees and expenses to determine that the expenses incurred are reasonable in light of our investment performance, our net asset value, our net income and the fees and expenses of other comparable unaffiliated REITs.  In addition, our Code of Business Conduct and Ethics sets forth examples of types of transactions with related parties that would create conflicts of interest between the interests of our stockholders and the private interests of the parties involved in such transactions.  Our directors and officers are required to take all reasonable action to avoid such conflicts of interest or the appearance of conflicts of interest.  If a conflict of interest becomes unavoidable, our directors and officers are required to report the conflict to a designated ethics contact, which, depending on the circumstances of the transaction, would be either our chief executive officer, chief financial officer, or the chairman of our audit committee.  The appropriate ethics contact is then responsible for working with the reporting director or officer to monitor and resolve the conflict of interest in accordance with our Code of Business Conduct and Ethics.

PROPOSALS 2A – 2J

AMENDMENTS TO OUR CHARTER

We commenced a follow-on public offering of shares of our common stock on February 4, 2011.  Because shares of our common stock are not listed on a national securities exchange, we were required to register our follow-on public offering with the state securities administrator in each state in which we offer securities for sale.  In offerings that are subject to their regulation, many states hold real estate investment trusts to the standards set forth in the Statement of Policy Regarding Real Estate Investment Trusts promulgated by the North American Securities Administrators Association, Inc. (the “NASAA REIT Guidelines”).

In connection with the registration of our follow-on public offering, certain states identified provisions in our charter that vary from the NASAA REIT Guidelines.  As a condition to registering our ongoing follow-on public offering in these states, we agreed to propose amendments to our charter to conform our charter with the NASAA REIT Guidelines.  Our board of directors has proposed the following amendments to our charter, has declared them advisable and has directed that the amendments be submitted for consideration by our stockholders at the annual meeting.

In Proposals 2A – 2J below, we show the proposed amendments to our charter by including the relevant sections of our charter with a single line through text we propose to delete and a single line underneath text we propose to add.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL PROPOSED CHARTER
AMENDMENTS

Proposal 2A:  Amendments to the definition of independent director in our charter

In connection with the registration of our ongoing follow-on offering, Tennessee and Arkansas have requested that we amend the definition of independent director in our charter.  These changes conform to the definition of independent director included in the NASAA REIT Guidelines.  The board of directors does not believe these changes will have a material effect on us because we consider our sponsor to be an affiliate of the advisor and thus captured in the definition of independent director currently included in our charter.  Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Article IV of our Articles of Amendment and Restatement

Independent Directors. The directors of the Corporation who are not associated and have not been associated within the last two years, directly or indirectly, with the Sponsor or Advisor of the Corporation.
(a)   A director shall be deemed to be associated with the Sponsor or Advisor if he or she:
(i)           owns an interest in the Sponsor, Advisor or any of their Affiliates;

(ii)          is employed by the Sponsor, Advisor or any of their Affiliates;

(iii)         is an officer or director of the Sponsor, Advisor or any of their Affiliates;

(iv)         performs services, other than as a director, for the Corporation;

(v)          is a director for more than three REITs organized by the Sponsor or advised by the Advisor; or

(vi)         has any material business or professional relationship with the Sponsor, Advisor or any of their Affiliates.

(b)   ~~Consistent with (a)(v) above, serving as an independent director of or receiving independent director fees from or owning an interest in a REIT or other real estate program organized by the Sponsor or advised or managed by the Advisor or its Affiliates shall not, by itself, cause a director to be deemed associated with the Sponsor or the Advisor~~.

~~(c)~~   (b) For purposes of determining whether or not a business or professional relationship is material pursuant to (a)(vi) above, the annual gross revenue derived by the director from the Sponsor, Advisor and their Affiliates shall be deemed material per se if it exceeds 5% of the director's:

(i)           annual gross revenue, derived from all sources, during either of the last two years; or

(ii)          net worth, on a fair market value basis.

(c) ~~(d)~~    An indirect relationship shall include circumstances in which a director's spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Sponsor, Advisor any of their Affiliates or the Corporation.

Proposal 2B:  Amendments to the provisions of our charter relating to the issuance of preferred stock

In connection with the registration of our ongoing follow-on offering, North Dakota has requested that we amend the provision of our charter relating to the issuance of preferred stock.  These changes conform to the language regarding the issuance of preferred stock included in the NASAA REIT Guidelines.  The board of directors does not believe these changes will have a material effect on us.  Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 5.3 of our Articles of Amendment and Restatement

Section 5.3.  Preferred Stock.  The board of directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time in one or more series of Capital Stock. A majority of the Independent Directors who do not have an interest in the transaction must (i) approve any issuance of preferred stock and (ii) have access at the Corporation’s expense to independent counsel.

Proposal 2C:  Amendments to the provisions of our charter relating to acquisition fees

In connection with the registration of our ongoing follow-on offering, Alabama, Arkansas and Pennsylvania have requested that we amend the provision of our charter relating to acquisition fees.  These changes conform to the language regarding real estate commissions in the NASAA REIT Guidelines.  These changes may result in a reduction in the amount of acquisition fees that we would be required to pay to our advisor or its affiliates if such advisor or its affiliates provide a substantial amount of services in connection with an acquisition of one or more of our properties.  The board of directors does not believe these changes will have a material effect on us.  Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 8.7 of our Articles of Amendment and Restatement

Section 8.7.  Acquisition Fees.  The Corporation shall not purchase a property or invest in or make a mortgage loan if the combined Acquisition Fees and Acquisition Expenses incurred in connection therewith are not reasonable or exceed 6% of the Contract Purchase Price or, in the case of a mortgage loan, 6% of the funds advanced unless a majority of the Directors (including a majority of the members of the Independent Directors Committee) not otherwise interested in the transaction ~~the Independent Directors Committee approves (by majority vote)~~ approves the Acquisition Fees and Acquisition Expenses and determines the transaction to be commercially competitive, fair and reasonable to the Corporation.  The Corporation may pay Acquisition Fees and Acquisition Expenses in advance of acquisitions provided that the method of allocating such Acquisition Fees and Acquisition Expenses to subsequent property or mortgage investments for purposes of the limit set forth in the preceding sentence has been approved by the Independent Directors Committee.

Proposal 2D:  Amendments to the provisions of our charter relating to the approval of acquisitions

In connection with the registration of our ongoing follow-on offering, Alabama, Arkansas and Pennsylvania have requested that we amend the provision of our charter relating to the approval of acquisitions.  These changes conform to the language regarding termination of the advisory agreement included in the NASAA REIT Guidelines.  The board of directors does not believe these changes will have a material effect on us.  Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 9.2 of our Articles of Amendment and Restatement

Section 9.2.  Approval of Acquisitions.  The Corporation may not purchase any property without the approval of a majority of the board of directors or the approval of a majority of a committee of the board, provided that the members of the committee approving the transaction would also constitute a majority of the board.  The consideration paid for any property acquired by the Corporation will ordinarily be based on the fair market value of such property.  The Corporation may not purchase or lease properties in which the Advisor, a Sponsor, a director or an Affiliate thereof has an interest without a determination by a majority of the Directors (including a majority of the members of the Independent Directors Committee) not otherwise interested in the transaction ~~the Independent Directors Committee (by majority vote)~~ that such transaction is fair and reasonable to the Corporation and at a price to the Corporation no greater than the cost of the property to the Affiliated seller or lessor unless there is substantial justification for the excess amount.  Notwithstanding the preceding sentence, in no event may the Corporation acquire any such property at an amount in excess of its current appraised value as determined by an Independent Expert.  An appraisal is “current” for purposes of the preceding sentence if obtained within the 12-month period preceding the transaction.  If a property with a current appraisal is acquired indirectly from an Affiliated seller through the acquisition of securities in an entity that directly or indirectly owns the property, a second appraisal on the value of the securities of the entity shall not be required if (i) the Independent Directors Committee determines that such transaction is fair and reasonable to the Corporation, (ii) the transaction is at a price to the Corporation no greater than the cost of the securities to the Affiliated seller, (iii) the entity has conducted no business other than the financing, acquisition and ownership of the property and (iv) the price paid by the entity to acquire the property did not exceed the current appraised value as determined by an Independent Expert.

Proposal 2E:  Amendments to the provisions of our charter relating to limitations on sales to affiliates

In connection with the registration of our ongoing follow-on offering, Alabama, Arkansas and Pennsylvania have requested that we amend the provision of our charter relating to the limitations on sales to affiliates.  These changes conform to the language regarding termination of the advisory agreement included in the NASAA REIT Guidelines.  The board of directors does not believe these changes will have a material effect on us.  Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 9.3 of our Articles of Amendment and Restatement

Section 9.3.  Limitations on Sales to Affiliates.  The Corporation shall not transfer or lease assets to a Sponsor, the Advisor, a director or an Affiliate thereof unless approved by a majority of the Directors (including a majority of the members of the Independent Directors Committee) not otherwise interested in the transaction ~~the Independent Directors Committee (by majority vote)~~ as being fair and reasonable to the Corporation.

Proposal 2F:  Amendments to the provisions of our charter relating to limitations on joint venture

In connection with the registration of our ongoing follow-on offering, Alabama, Arkansas and Pennsylvania have requested that we amend the provision of our charter relating to limitations on joint ventures.  These changes conform to the language regarding termination of the advisory agreement included in the NASAA REIT Guidelines.  The board of directors does not believe these changes will have a material effect on us.  Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 9.4 of our Articles of Amendment and Restatement

Section 9.4.  Limitations on Joint Ventures. The Corporation shall not invest in a Joint Venture or Equity Securities unless a majority of the Directors (including a majority of the members of the Independent Directors Committee) not otherwise interested in the transaction ~~the Independent Directors Committee (by majority vote)~~ approves such investment as being fair, competitive and commercially reasonable.  The Corporation shall not invest in a Joint Venture with the Sponsor, Advisor, a director or any Affiliate thereof unless the Independent Directors Committee approves (by majority vote) the transaction as being fair and reasonable to the Corporation and (i) if the only other joint venturer is such an Affiliate, on substantially the same terms and conditions as those received by the Affiliate or (ii) if there are more than one other joint venturer, either on terms and conditions no worse than those received by any Affiliate or on terms and conditions no worse than those received by a third-party joint venturer that negotiated its terms on an arms-length basis.

Proposal 2G:  Amendments to the provisions of our charter relating to limitations on other transactions involving affiliates

In connection with the registration of our ongoing follow-on offering, Alabama, Arkansas and Pennsylvania have requested that we amend the provision of our charter relating to limitations on other transactions involving affiliates.  These changes conform to the language regarding termination of the advisory agreement included in the NASAA REIT Guidelines.  The board of directors does not believe these changes will have a material effect on us.  Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 9.5 of our Articles of Amendment and Restatement

Section 9.5.  Limitations on Other Transactions Involving Affiliates.  A majority of the Directors (including a majority of the members of the Independent Directors Committee) not otherwise interested in the transaction ~~the Independent Directors Committee (by majority vote)~~) must conclude that all other transactions between the Corporation and a Sponsor, the Advisor, a director or an Affiliate thereof are fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from unaffiliated third parties.

Proposal 2H:  Amendments to the provisions of our charter relating to limitations on loans

In connection with the registration of our ongoing follow-on offering, Alabama, Arkansas and Pennsylvania have requested that we amend the provision of our charter relating to limitations on loans.  These changes conform to the language regarding termination of the advisory agreement included in the NASAA REIT Guidelines.  The board of directors does not believe these changes will have a material effect on us.  Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 9.7 of our Articles of Amendment and Restatement

Section 9.7.  Limitations on Loans. The Corporation will not make any loans to a Sponsor, the Advisor, a director or an Affiliate thereof except as provided in Section 9.11 or to wholly owned subsidiaries (directly or indirectly) of the Corporation.  The Corporation will not borrow from such parties unless a majority of the Directors (including a majority of the members of the Independent Directors Committee) not otherwise interested in the transaction ~~the Independent Directors Committee (by majority vote)~~ approves the transaction as being fair, competitive and commercially reasonable and no less favorable to the Corporation than comparable loans between unaffiliated parties.  These restrictions on loans apply to advances of cash that are commonly viewed as loans, as determined by the board of directors.  By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit the Corporation’s ability to advance reimbursable expenses incurred by directors or officers or the Advisor or its Affiliates.

Proposal 2I:  Amendments to the provisions of our charter relating to access to our stockholder list

In connection with the registration of our ongoing follow-on offering, Arkansas and Pennsylvania have requested that we amend the provision of our charter relating to access to our stockholder list.  These changes, which provide broader access to our list of stockholders, conform to the most recent amendments to the NASAA REIT Guidelines and other state requirements.  The board of directors does not believe these changes will have a material effect on us.  Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 11.6 of our Articles of Amendment and Restatement
Section 11.6.  Access to Stockholder List.  An alphabetical list of the names, addresses and telephone numbers of the Common Stockholders of the Corporation, along with the number of shares of Capital Stock held by each of them (the “Stockholder List”), shall be maintained as part of the books and records of the Corporation and shall be available for inspection by any Common Stockholder or the stockholder's designated agent at the home office of the Corporation upon the request of the Common Stockholder.  The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein.  A copy of such list shall be mailed to any Common Stockholder so requesting within 10 days of receipt by the Corporation of the request.  The copy of the Stockholder List shall be printed in alphabetical order, on white paper and in a readily readable type size (in no event smaller than 10-point type).  The Corporation may impose a reasonable charge for expenses incurred in reproduction pursuant to the stockholder request.  A Common Stockholder may request a copy of the Stockholder List in connection with matters relating to stockholders' voting rights, the exercise of stockholder rights under federal proxy laws or for any other proper and legitimate purpose.  If the Advisor or the board neglects or refuses to exhibit, produce or mail a copy of the Stockholder List as requested, the Advisor or the board, as the case may be, shall be liable to any Common Stockholder requesting the list for the costs, including reasonable attorneys' fees incurred by that stockholder for compelling the production of the Stockholder List and for actual damages suffered by any Common Stockholder by reason of such refusal or neglect.  It shall be a defense that the actual purpose and reason for the request for inspection or for a copy of the Stockholder List is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof ~~or using the same to solicit the acquisition of shares of Common Stock~~ or for another commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of the Corporation.  The Corporation may require the stockholder requesting the Stockholder List to represent that the list is not requested for a commercial purpose unrelated to the stockholder's interest in the Corporation.  The rights provided hereunder to stockholders requesting copies of the Stockholder List are in addition to and shall not in any way limit other rights available to stockholders under federal law or the laws of any state.

Proposal 2J:  Amendments to the provisions of our charter relating to roll-up transactions

In connection with the registration of our ongoing follow-on public offering, Arkansas has requested that we amend the provisions of our charter relating to roll-up transactions, as shown below.  The impact of this change is that, in connection with any proposed roll-up transaction, if the appraisal of our assets obtained from a competent independent expert will be included in a prospectus used to offer the securities of a roll-up entity, the roll-up entity must file the appraisal with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering.  Your board of directors unanimously recommends a vote “FOR” this proposal to amend our charter.

Amendments to Section 9.4 of our Articles of Amendment and Restatement

Section 9.4   Limitations on Roll-Up Transactions.  In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation's assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a Prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the Securities and Exchange Commission and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. The appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a 12-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and its stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to each Common Stockholder who votes against the proposed Roll-Up Transaction the choice of:

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED ON

Our board of directors recommends that the stockholders approve amendments to our charter, which the board of directors believes are advisable in connection with our follow-on public offering.  These changes have been requested by state regulators in connection with the registration of our follow-on public offering.  Certain of our officers and directors have financials interests in selling shares in our follow-on offering on account of their relationships with Cornerstone Leveraged Realty Advisors, LLC (our advisor) and Pacific Cornerstone Capital, Inc. (our dealer-manager).  As our offering proceeds increase, so should the compensation we pay to our advisor and dealer manager.  These interested officers and directors and their relationships with our advisor and dealer manager are described above under “Certain Transactions with Related Persons.”

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION REIMBURSEMENTS TO OUR NAMED EXECUTIVE OFFICERS

We are seeking advisory stockholder approval of the compensation reimbursements to our advisor for the salaries of our named executive officers allocated to our business as disclosed in the section of this proxy statement entitled “Executive Compensation.”  The proposal to approve the compensation reimbursements for our named executive officers’ salaries provides our stockholders with the opportunity to approve or not approve, on an advisory basis, the compensation reimbursements to our advisor for our named executive officers’ salaries pursuant to our obligation under the advisory agreement to reimburse our advisor for expenses incurred on our behalf.

Although the advisory vote is non-binding, the independent directors committee and our board of directors will review the results and give consideration to the outcome of the vote in future discussions regarding the terms of our advisory agreement upon its annual renewal.

Approval of the proposal to approve compensation reimbursements for our named executive officers’ salaries requires the affirmative vote of the holders of at least a majority of the votes cast thereon.  You may vote for or against or abstain on the proposal relating to compensation reimbursements for our named executive officers’ salaries.  Abstentions and broker non-votes will have no effect on the proposal relating to compensation reimbursements for our executive officers’ salaries.  Proxies received will be voted “FOR” the proposal for compensation reimbursements for our named executive officers’ salaries unless stockholders designate otherwise.  While our board of directors intends to carefully consider the results of the stockholder vote relating to the proposals on approval of compensation reimbursements for our executive officers’ salaries, the final vote will not be binding on us and is advisory in nature.

Presentation of Proposal Regarding Compensation Reimbursements For Our Named Executive Officers’ Salaries

We are presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program for named executive officers by voting for or against the following resolution:

“―RESOLVED, that the stockholders approve, on an advisory basis, the reimbursement of compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE THE COMPENSATION REIMBURSEMENTS OF OUR EXECUTIVE OFFICERS’ SALARIES AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL 4

ADVISORY VOTE ON THE SELECTION OF FREQUENCY FOR THE ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

In addition to the advisory approval of compensation reimbursements for our executive officers’ salaries, we are also presenting a proposal on the frequency of the advisory vote on executive compensation.  This proposal gives you as a stockholder the opportunity to inform us as to how often you wish us to include a proposal, similar to Proposal 3, in our proxy statement.  The proxy card gives you four choices for voting on this proposal.  You can indicate whether you believe an advisory vote on executive compensation should be conducted every three years, every two years, every one year, or you may abstain from voting.  While our board of directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.  The recommendation for the frequency of the advisory vote will be the period which receives the most votes.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE OF 3 YEARS AS THE PREFERRED FREQUENCY FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

ADDITIONAL INFORMATION

Stockholder Proposals

Any stockholder proposals for inclusion in our proxy materials for our 2012 annual meeting must be received by us no later than November 18, 2011. However, if we hold our annual meeting before April 13, 2012 or after June 12, 2012, then stockholders must submit proposals for inclusion in our 2012 proxy materials a reasonable time before we begin to print and send our proxy materials.

In addition, nominations by stockholders of candidates for director or proposals of other business by stockholders must be submitted in accordance with our corporate bylaws.  Our bylaws currently provide that, in order for a stockholder to bring any business or nominations before the annual meeting of stockholders, certain conditions set forth in Section 2.12 of our bylaws must be complied with, including, but not limited to, delivery of notice, not less than 120 days nor more than 150 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.  Accordingly, under our bylaws, a stockholder nomination or proposal intended to be considered at the 2012 annual meeting of stockholders must be received by us no earlier than October 19, 2011 and not later than November 18, 2011.  Our Secretary will provide a copy of our bylaws upon written request and without charge.

We have adopted a process for stockholders to send communications to our board or directors.  A description of the manner in which stockholders can send such communications appears above under “Communication with Directors.”

OTHER MATTERS

We are not aware of any other matter to be presented for action at the annual meeting other than those identified in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Terry G. Roussel
President and Chief Executive Officer

CORNERSTONE HEALTHCARE PLUS REIT, INC.
ANNUAL MEETING OF SHAREHOLDERS—MAY 12, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Cornerstone Healthcare Plus REIT, Inc., a Maryland corporation (the “Company”), hereby appoints Terry G. Roussel and Sharon C. Kaiser, and each of them, the proxies of the undersigned with full power of substitution to vote at the annual meeting of Stockholders of the Company to be held at 1920 Main Street, Suite 400, Irvine, California on May 12, 2011, and at any adjournment or adjournments thereof, with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the meeting and instructs the proxies to vote as directed on the reverse side.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

On a touch tone telephone, call TOLL FREE 1-866-241-6192, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the recorded instructions. Available until 5:00 p.m. Eastern Daylight Time on May 11, 2011.

Visit the Internet voting Web site at http://www.proxy-direct.com. Have this proxy card ready and follow the instructions on your screen. Available until 5:00 p.m. Eastern Daylight Time on May 11, 2011.
Simply mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

The votes entitled to be cast by the stockholder will be cast as directed by the stockholder. If this proxy is executed but no direction is given, the votes entitled to be cast by the stockholder will be cast “FOR” all nominees listed in Proposal 1, “FOR” Proposals 2A, 2B, 2C, 2D ,2E, 2F, 2G, 2H, 2I and 2J “FOR” the approval of the compensation of our named executive officers, “3 YEARS” as the desired frequency for a stockholder vote on executive compensation and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” for all nominees listed in Proposal 1, “FOR” Proposals 2A, 2B, 2C, 2D ,2E, 2F, 2G, 2H, 2I and 2J, “FOR” the approval of the compensation of our named executive officers and “3 YEARS” as the desired frequency for a stockholder vote on executive compensation.

☒   Please mark votes as in this example.

1.	Election of Directors.

Nominees:	01. William Bloomer 02. Romeo Cefalo 03. Barry Chase 04. Steven Pearson 05. Terry G. Roussel 06. Ronald Shuck 07. James Skorheim	FOR all nominees listed ☐	FOR all nominees listed EXCEPT those whose 2-digit numbers corresponding to each nominees names are written in the space provided ☐	WITHHOLD AUTHORITY for all nominees listed ☐

Instructions:
To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

2.	Proposals to Amend our Charter.	FOR all proposals listed ☐	AGAINST all proposals listed ☐	ABSTAIN AUTHORITY for all proposals listed ☐
	For each proposal separately:	FOR	AGAINST	ABSTAIN AUTHORITY
	A. Amend the definition of independent director	☐	☐	☐
	B. Amend the issuance of preferred stock provision	☐	☐	☐
	C. Amend the acquisition fees provision	☐	☐	☐
	D. Amend the approval of acquisitions provision	☐	☐	☐
	E. Amend the limitations on sales to affiliates provision	☐	☐	☐
	F. Amend the limitations on joint venture provision	☐	☐	☐
	G Amend the limitations on other transactions involving affiliates provision	☐	☐	☐
	H. Amend the limitations on loans provision	☐	☐	☐
	I. Amend the access to our stockholder list provision	☐	☐	☐
	J. Amend the roll-up transactions provision	☐	☐	☐

3.	To approve, by a non-binding advisory vote, the compensation paid to the named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN AUTHORITY ☐

4.	To recommend, by a non-binding advisory vote, the frequency of voting by the stockholders on the compensation paid to the named executive officers.	ONE YEAR ☐	TWO YEARS ☐	THREE YEARS ☐	ABSTAIN AUTHORITY ☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, trustee or guardian, please give your full title.

Date: , 2011
Signature

Date: , 2011
Signature if held jointly
Required only if notice has been given to the Secretary of the Company that the signature of a single joint tenant or tenant in common owner is not sufficient to bind all owners.